Exhibit 99.2

May 2, 2012

Re: Memorandum of Understanding (“MOU”) Between CorMedix (the “Company”) and Brian Lenz (the “Executive”) Transition Services Agreement

Executive hereby agrees to perform and provide certain transition services (the “Services”), through May 31, 2012 (the “Transition Period”), as requested by the Company, which shall generally include certain responsibilities previously performed by Executive in his role as the Company’s Chief Financial Officer and Chief Operating Officer. In connection with providing such Services to the Company, Executive will be compensated by the Company in the amount of $10,416.67, less applicable taxes and withholdings (the “Transition Payment”), payable on May 15, 2012, in accordance with the regular payroll processing of the Company. Although full payment will be made prior to the end of the Transition Period, the Transition Payment constitutes compensation to Executive for the entirety of the Transition Period.

In exchange for the benefits offered to Executive under this MOU, from and after May 31, 2012, Executive shall continue to remain reasonably available to the Company telephonically, on a periodic basis, as requested from time to time by the Company.

Executive holds 45,000 vested stock options (the “Options”), which have an exercise price of $0.49 and which were granted to Executive by the Company on March 20, 2012. By action of the Compensation Committee taken on May 1, 2012, and in accordance with the terms of the Company’s Amended and Restated 2006 Stock Incentive Plan, Executive’s right to exercise his Options has been extended and shall continue through and including May 31, 2014.

This MOU shall be binding on and inure to the benefit of each of the parties hereto and their respective successors and assigns.

By: /s/ Richard M. Cohen	By: /s/ Brian Lenz

Name: Richard M. Cohen	Name: Brian Lenz

Date: May 2, 2012	Date: May 2, 2012

745 Route 202-206, Suite 303

Bridgewater, NJ 08807

Tel: 908-517-9500

Fax: 908-429-4307

www.cormedix.com